Exhibit 4.12

House Lease Contract

Party A (Leasor):Yunan Ji.

ID No. 320511196901081513

Add: No. 24, Jijia’ an, Canglang District, Suzhou, Jiangsu Province

Party b (Leasee): Suzhou Branch of Tianjin Mingda Jiahe Real Estate Co. Ltd.

ID no.

Add:

Party A and Party B reach into the following agreements on the basis of equality, free will and mutual benefit:

I.	House location: Party A agrees to lease to Party B the house located at No. 406, Building 6, Xiangyi Garden and promises legality of the leasing.
II.	Use of house: party b’s leased house is limited to use of habitation; not allowable for any illegal activity, or the outcome shall be at its own risk.

III.	Term: from 25th Sep, 2018 to 24th Sep , 2019. Upon expiration, Party B shall automatically return the house to Party A as scheduled.
IV.	Rental: monthly RMB 3700 Yuan, deposit RMB equal to month(s) of rental
V.	Term of payment: 1. Party B shall pay for the rental every 3 months, rental for the first time and deposit are due immediately upon contract signing, as to the remaining part, requisite rental shall be paid 30 days in advance of the next month;2. After having received rental for the first time, Party A shall deliver to Party B the card, certificate, keys for Party B’s normal habitation. Upon signing the contract, Party B shall pay the intermediary agent RMB for service fee, Party A shall pay the intermediary agent RMB service fee.

Basic fee: Party B shall be in charge of the expenses occurred during the habitation:

water tariff□ electricity fee □ telephone fee□

internet fee□ gas fee□ cable TV fee□,

property administration fee □ other fee□(if any refer to the supplementary items)

VI.	Deposit : deposit at (Party A □intermediary agent □) as performance bond, without any accrual of interest, mainly used as having deducted Party B’s basic expenses e.g. rental, indoor goods damage, shortage etc. Party A shall refund Party B the remains in lump sum without interest
VII.	Party A‘s obligation
1.	Party A shall guarantee the house structure and facilities both in normal conditions; 2. Indoor and outdoor conventional maintenance shall be undertaken by Party A; 3. Party A shall not unilaterally raise the rental in the course of lease which otherwise shall be viewed as default;
VIII.	Party b’s obligation
1.	To pay for rental, deposit and other cost as scheduled and in term of payment in the contract;
2.	Without Party A’s approval, Party B shall not arbitrarily sublease part of or entire house to any others;
3.	Upon contract expiration, to count, inspect, transfer the facilities delivered by Party A and compensate in values or at discretion for any damage or shortage;

4.	Party B shall restore or compensate for damaged house and facilities resulting from inappropriate use. Injuries and death caused by inappropriate use of water, electricity, gas etc. or artificial factors have nothing to do with house lord or intermediary agent ; relevant risk shall be undertaken by itself.(Party B is required to clean the house before moving away or cleaning fee of 300yuan shall be deducted ).
IX.	Default: 1. In case that Party B breaches the item 8, Party A is entitled to terminate the contract, take back the house, make forfeiture of remaining rental which in case of deficiency shall be made up by Party B;
2.	If Party A is in breach of the item 7, Party B is entitled to terminate the contract and Party A refunds remaining rental and deposit;\
3.	If Party A arbitrarily terminate the contract, it shall pay Party B one month rental for penalty and refund the remaining rental and deposit;

4.	If Party B withdraw in half way due to factors having nothing to do with the house, it shall pay PartyA one month rental for penalty and Party A refunds the remaining rental and deposit, otherwise there is forfeiture of remaining rental and deposit.
5.	If term of lease is expired for Party B who neither renew the contract nor return the house, then Party A is entitled to deal with it, with Party B taking the risks.
X.	House facilities: 3 beds, 0 cusion,

3 bed stands, 1 dining table, 4 chairs, 1 sofa,

1 tea table, wardrobe, 1 TV set, 0TV receptor, 0 TV support, 1 refrigerator,

1 washing machine, 0 microwave, 1 heater, 1 gas generator, 1 range hood, 3 wall hanging air conditioner, 0 standing air conditioner.

0 garage, 0 wide band

XI.	Supplementary clause: (break down list ) water indicator gas indicator , electricity indicator , the highest , the lowest

3 Key to burglar proof door, 12 key to room ,

0 key to electric door, 0 key to garage

(1)
(2)
(3)
(4)
XII.	Intermediary agent obligation:

Entrusted by two parties, the intermediary agent is responsible to proactively find reasonable property administrator or clients for two parties and promote a successful lease transaction. Upon deal striking, the intermediary agent shall charge two parties service fee and responsibilities rescinded, in case of disputes between Party A and Party B during the lease, the intermediary agent may reconcile the disputes.

XIII.	As to issues uncovered in the contract, supplementary regulations shall be resort to achieved through mutual consultation based on relevant regulations in “Contract Law of PRC”, which bears the same binding force as the contract.
XIV.	In case of force majeure of flood, earthquake, fire, relocation and changes to laws , rules and government policies resulting in failure to execute the contract in a full around way, Party A, Party B and intermediary agent shall not be responsible to each other. Rental is calculated based on actual lease period; refund for overpayment and replenish for deficiency.

XV.	The contract is in triplicate, Party A and Party B holding one copy each, the third copy to be filed, each copy bearing the same binding force.
Party A signature:	Party B signature
Tel:	Tel:

Intermediary agent signature

Tel:

Signing date: Y   M   D